Exhibit 10.56

January 22, 2016

Second Amendment to OPTION Agreement
(ANTI-DILUTION OPTION)

This Second Amendment (“Amendment”) to the Intelsat S. A. Option Agreement between David McGlade (the “Participant”) and Intelsat S.A. (the “Company”), dated as of April 18, 2013, and subsequently amended by that certain Amendment to Option Agreement Anti-Dilution Option) effective as of October 24, 2014 (collectively, the “Option Agreement”), is entered into by the undersigned parties and is effective as of January 2, 2016 (the “Amendment Effective Date”).

WHEREAS, the undersigned parties wish to further amend the Option Agreement so that a portion of the common shares of the Company subject thereto will have an Exercise Price (as defined in the Option Agreement) equal to the closing price of a common share of the Company, as reported on the New York Stock Exchange composite transactions reporting system as of the Amendment Effective Date.

It is hereby agreed as follows:

1.                 Section 2(b) of the Option Agreement is amended to read as follows:
Exercise Price. The purchase price of 700,000 Shares covered by the Option shall be US$4.16 per Share, and the purchase price of the remaining 909,990 Shares covered by the Option shall be US$18.00 per Share (in each case, without commission or other charge).  Such purchase price, as applicable, is referred to herein as the “Exercise Price.”
2.                 As amended and modified by this Amendment, the Option Agreement shall remain in full force and effect.
3.                 If there is any conflict between the terms of the Option Agreement and this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of January 2, 2016.

INTELSAT S.A.

By: /s/ Michelle V. Bryan
Name: Michelle V. Bryan
Title: Executive Vice President, General Counsel
and Chief Administrative Officer

THE EXECUTIVE

/s/ David P. McGlade
David P. McGlade